Exhibit 4.1

LAKELAND INDUSTRIES, INC.

2015 STOCK PLAN

Section 1.	Purpose of the Plan. The purpose of the Lakeland Industries, Inc. 2015 Stock Plan (the “Plan”) is to assist the Company and its Subsidiaries in attracting and retaining valued Employees and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees and Non-Employee Directors.

Section 2.	Definitions. As used herein, the following definitions shall apply:

2.1.	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

2.2.	“Award” means the grant of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other stock-based awards under the Plan.

2.3.	“Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.4.	“Board” means the Board of Directors of the Company.

2.5.	“Cause” means,

(a)	if the applicable Participant is party to an effective employment, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

(b)	if the applicable Participant is not a party to an effective employment, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, severance or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement; or

(c)	if neither (a) nor (b) applies, then “Cause” shall mean, as determined by the Committee in its sole discretion, (i) the Participant’s willful misconduct or negligence in connection with the performance of the Participant’s duties for the Company or its Subsidiaries; (ii) the Participant’s conviction of, or a plea of guilty or nolo contendere to, a felony or a crime; (iii) the Participant’s engaging in any business that directly or indirectly competes with the Company or its Subsidiaries; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company or its Subsidiaries to a competitor or an unauthorized Person.

2.6.	“Change in Control” means, unless otherwise provided in an Award Agreement:

(a)	the acquisition in one or more transactions by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) but excluding, for this purpose, (i) the Company or its Subsidiaries, and (ii) any employee benefit plan of the Company or its Subsidiaries, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

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(b)	the consummation of a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in the same proportions as owed immediately prior to the merger or consolidation;

(c)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) other than the Board; or

(d)	the acquisition by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) in a single transaction or in a series of related transactions occurring during any period of 12 consecutive months, of assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

2.7.	“Code” means the Internal Revenue Code of 1986, as amended.

2.8.	“Common Stock” means the common stock of the Company, par value $0.01 per share.

2.9.	“Company” means Lakeland Industries, Inc., a Delaware corporation, or any successor corporation.

2.10.	“Committee” means the Compensation Committee of the Board, provided that the Committee shall at all times have at least two members, each of whom shall (i) be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, (ii) be an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder and (iii) satisfy such other independence requirements for members of a compensation committee as may be applicable under the rules of the securities exchange or association on which the Common Stock is then traded or listed.

2.11.	“Disability” means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.12.	“Effective Date” means July 8, 2015, the date that the Plan was approved by the shareholders of the Company.

2.13.	“Employee” means an individual who is an officer or employee of the Company or a Subsidiary, including a director who is such an employee and whose earnings are reported on a Form W-2.

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2.14.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15.	“Fair Market Value” means, on any given date (i) if the shares of Common Stock are then listed on a national securities exchange, including the Nasdaq Global Market (“NASDAQ”), the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national securities exchange but are then quoted on another stock quotation system, the closing price for the shares of Common Stock as quoted on such quotation system on such date, or if no sale was made on such date on such quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder.

2.16.	“Non-Employee Director” means a member of the Board who is not an Employee.

2.17.	“Participant” means any Employee or Non-Employee Director who receives an Award.

2.18.	“Performance Cycle” means the period of time of not fewer than one year or more than two years as specified by the Committee over which Performance Shares or Performance Units are to be earned.

2.19.	“Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon: specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; any financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its Subsidiaries (or any business unit of the Company or any of its Subsidiaries); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.20.	“Performance Shares” or “Performance Units” means an Award made pursuant to Section 6.3 of the Plan.

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2.21.	“Person” means an individual, corporation, partnership, association, Limited Liability Company, estate or other entity.

2.22.	“Restricted Stock” means Common Stock awarded by the Committee under Section 6.1 of the Plan.

2.23.	“Restricted Stock Unit” means the right granted under Section 6.2 of the Plan to receive, on the date of settlement, an amount equal to the Fair Market Value of one share of Common Stock. Restricted Stock Units may be settled in cash, shares of Common Stock or any combination of cash and shares of Common Stock; provided, however, that unless otherwise provided in an Award Agreement, Restricted Stock Units shall be settled in shares of Common Stock.

2.24.	“Restriction Period” means the period during which Restricted Stock and Restricted Stock Units are subject to forfeiture.

2.25.	“Securities Act” means the Securities Act of 1933, as amended.

2.26.	“Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

Section 3.	Eligibility. Any Employee or Non-Employee Director who is selected by the Committee shall be eligible to receive an Award under the Plan.

Section 4.	Administration and Implementation of the Plan.

4.1.	The Plan shall be administered by the Committee; provided, however, that with respect to Non-Employee Directors (i) the Plan shall be administered by the full Board and (ii) all references in the Plan to the Committee shall be deemed to refer to the Board. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, Participants, Persons claiming rights from or through Participants and shareholders of the Company.

4.2.	Notwithstanding Section 4.1, the Committee may delegate to one or more officers or Board members the authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code and the regulations thereunder.

4.3.	Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees and Non-Employee Directors who will receive Awards pursuant to the Plan; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price, base price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (vii) correct any defect or supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (viii) construe and interpret the Plan; and (ix) make all other determinations as it may deem necessary or advisable for the administration of the Plan; provided, however, that the Committee shall be prohibited from effecting a repricing of any outstanding Award without shareholder approval.

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Section 5.	Shares of Common Stock Subject to the Plan.

5.1.	Subject to adjustment as provided in Section 9 hereof, the total number of shares of Common Stock available for Awards under the Plan shall be 100,000. Notwithstanding the foregoing, Awards covering no more than 20,000 shares of Common Stock may be awarded to any Participant in any one calendar year. Common Stock awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired (through open market transactions or otherwise) and held in the Company’s treasury. Any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares of Common Stock available for Awards under the Plan.

5.2.	If any shares subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6.	Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of a Participant’s employment or other relationship with the Company or any Subsidiary; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (provided that, in any case, any such action is permitted under Code Section 409A and, with respect to an Award intended to satisfy the “qualified performance-based compensation” exception under Code Section 162(m), does not cause such Award to fail to satisfy such exception). The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1.	Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events during the Restriction Period. An Award of Restricted Stock shall be subject to the following terms and conditions:

(a)	General. Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period, if any, and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock. Such restrictions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

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(b)	Transferability. During the Restriction Period, if any, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c)	Shareholder Rights. Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a shareholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or shares of Common Stock) and to vote such shares of Restricted Stock. Dividends shall be subject to the same restrictions as the underlying Restricted Stock unless otherwise provided by the Committee (and the Committee may, in its sole discretion, withhold any cash dividends paid on Restricted Stock until the restrictions applicable to such Restricted Stock have lapsed).

(d)	Termination of Employment. Unless otherwise provided in an Award Agreement or as may be determined by the Committee:

(i)	Due to Death or Disability. Upon a Participant’s termination of employment with the Company and its Subsidiaries before the end of a Restriction Period by reason of his or her death or permanent Disability, the Restriction Period for such Participant for the purpose of determining the amount of the Award payable, if any, shall end at the end of the calendar quarter immediately preceding the date of which said Participant ceased to be employed by the Company or its Subsidiaries. The amount of an Award payable to a Participant (or the beneficiary of a deceased Participant) to whom the preceding sentence is applicable shall be paid at the end of the Restriction Period, provided all other restrictions on the Restricted Stock have been satisfied, and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of full calendar quarters during the Restriction Period during all of which said Participant was an employee of the Company or its Subsidiaries and the denominator of which is the number of full calendar quarters in the Restriction Period.

(ii)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment of a Participant with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock held by such Participant shall be forfeited with no further compensation due the Participant.

6.2.	Restricted Stock Units. Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Restricted Stock Units do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind. The right of any Participant in respect of an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Restricted Stock Units shall be subject to the following terms and conditions:

(a)	Restriction Period. Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Such restrictions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

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(b)	Termination of Employment. Unless otherwise provided in an Award Agreement or as may be determined by the Committee:

(i)	Due to Death or Disability. Upon a Participant’s termination of employment with the Company and its Subsidiaries before the end of a Restriction Period by reason of his or her death or permanent Disability, the Restriction Period for such Participant for the purpose of determining the amount of the Award payable, if any, shall end at the end of the calendar quarter immediately preceding the date of which said Participant ceased to be employed by the Company or its Subsidiaries. The amount of an Award payable to a Participant (or the beneficiary of a deceased Participant) to whom the preceding sentence is applicable shall be paid at the end of the Restriction Period, provided all other restrictions on the Restricted Stock Units have been satisfied, and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of full calendar quarters during the Restriction Period during all of which said Participant was an employee of the Company or its Subsidiaries and the denominator of which is the number of full calendar quarters in the Restriction Period.

(ii)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment of a Participant prior to the lapse of restrictions, participation in the Plan shall cease and the unvested portion of any outstanding Awards of Restricted Stock Units to such Participant shall be forfeited with no compensation due the Participant.

(c)	Settlement. Unless otherwise provided in an Award Agreement, subject to the Participant’s continued employment with the Company or a Subsidiary from the date of grant through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 30 days after the expiration of the Restriction Period (or applicable portion thereof).

(d)	Shareholder Rights. Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights). Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period on the shares of Common Stock represented by an Award of Restricted Stock Units will be credited to the Participant’s account and deemed to be reinvested in additional Restricted Stock Units, such additional Restricted Stock Units to be subject to the same forfeiture restrictions as the Restricted Stock Units to which they relate.

6.3.	Performance Shares and Performance Units. An Award of Performance Shares or Performance Units under the Plan shall entitle the Participant to future cash payments or shares of Common Stock or a combination thereof based upon the level of achievement of pre-established Performance Goals during a Performance Cycle.

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(a)	Amount of Award. The Committee shall establish a baseline and maximum amount of a Participant’s Award, which amount shall be denominated in shares of Common Stock.

(b)	Communication of Award. Each Award Agreement evidencing an Award of Performance Shares or Performance Units shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the Performance Goals and level of achievement versus these goals that shall determine the amount of such payment, (iii) the Performance Cycle as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.

(c)	Performance Criteria. The Performance Goals established by the Committee for any portion of an Award of Performance Shares or Performance Units that are intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be selected by the Committee and specified at the time the Award is granted. Multiple Performance Goals may be used and the components of multiple Performance Goals may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities.

(d)	Discretionary Adjustments. Notwithstanding satisfaction of any Performance Goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of further considerations as the Committee shall determine.

(e)	Payment of Awards. Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which Performance Goals have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Committee shall determine what, if any, payment is due with respect to any Award and whether such payment shall be made in cash, Common Stock or a combination therof. Payment shall be made in a lump sum or installments, as determined by the Committee at the time the Award is granted, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Committee. Payment in Common Stock may be in Restricted Stock at the discretion of the Committee at the time the Award is granted.

(f)	Termination of Employment. Unless otherwise provided in an Award Agreement or as may be determined by the Committee:

(i)	Due to Death or Disability. Upon a Participant’s termination of employment with the Company and its Subsidiaries before the end of a Performance Cycle by reason of his or her death or permanent Disability, the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable, if any, shall end at the end of the calendar quarter immediately preceding the date of which said Participant ceased to be employed by the Company or its Subsidiaries. The amount of an Award payable to a Participant (or the beneficiary of a deceased Participant) to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle, provided the related Performance Goals have been satisfied, and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of full calendar quarters during the Performance Cycle during all of which said Participant was an employee of the Company or its Subsidiaries and the denominator of which is the number of full calendar quarters in the Performance Cycle.

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(ii)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment of a Participant during a Performance Cycle, participation in the Plan shall cease and the unvested portion of any outstanding Awards of Performance Shares or Performance Units to such Participant shall be forfeited with no compensation due the Participant.

6.4.	Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award (in addition to those Awards provided in Sections 6.1, 6.2 and 6.3 hereof) that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan.

Other Share-Based Awards may include, without limitation, an award of an unspecified number of shares, entitled “Restricted Shares,” which is not tied to a formula or comparable company target ranges, but rather is determined at the end of a three-year performance period or such other vesting period established at the discretion of the Committee. The number of Restricted Shares awarded will be at either baseline (target), maximum or zero amounts as determined by the Committee in its discretion, at the time of vest.

Section 7.	Qualifying Retirement and Disqualifying Activity.

7.1.	Qualifying Retirement. Notwithstanding the provisions of Sections 6.1(d), 6.2(b) and 6.3(f)(ii) hereof, if a Participant’s employment with the Company or its Subsidiaries terminates for any reason other than death, permanent Disability or the Participant’s involuntary termination for Cause, and if immediately prior to the date of such termination of employment (i) the Participant is 55 years of age or older, and (ii) the sum of the Participant’s age and completed years of employment as an Employee of the Company or its Subsidiaries (disregarding fractions in both cases) totals 70 years or more (a “qualifying retirement”), the following provisions will apply:

(a)	All shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units awarded to the Participant which have vested as of the date of the qualifying retirement will be free of restrictions.

(b)	With respect to any time-based Award of Restricted Stock or Restricted Stock Units which has not vested, effective as of the Participant’s retirement date: (a) the Award will remain in effect with respect to fifty percent (50%) of the shares or units covered thereby, and such Award will vest on the Participant’s retirement date and such shares or units will be free of restrictions as of the vesting date; and (b) the Award will be terminated with respect to the remaining fifty percent (50%) of the shares or units covered thereby.

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(c)	With respect to any performance-based Award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which has not vested, effective as of the Participant’s retirement date: (a) the Award will remain in effect with respect to fifty percent (50%) of the shares or units covered thereby and will vest upon the achievement of the related Performance Goals (unless an Award expires according to its terms prior to the satisfaction of the Performance Goals, in which event the Award will terminate and applicable shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units will be forfeited); and (b) the Award will terminate as to the remaining fifty percent (50%) of the shares or units covered thereby. However, if the Participant is the Chief Executive Officer of the Company or a member of his or her direct reporting group, and such person has given the Company written notice at least one (1) full year prior to his or her qualifying retirement, no unvested performance-based Award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units will terminate upon such retirement, and one hundred percent (100%) of the shares or units covered by such Award will remain in effect and will vest upon the achievement of the related Performance Goals (unless an Award expires according to its terms prior to the satisfaction of the Performance Goals, in which event the Award will terminate and applicable shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units will be forfeited).

7.2.	Disqualifying Activity. Notwithstanding the provisions of Section 7.1 hereof, if the Committee determines that the Participant is or has engaged in any disqualifying activity (as defined below), then (1) to the extent that any Award held by such Participant has vested as of the disqualification date (as defined below), the Participant will have the right to receive all shares or units which are vested as of such date, and (2) to the extent that any Award held by such Participant has not vested as of the disqualification date, the Award will terminate, and all related shares or units will be forfeited, as of such date. Any determination by the Committee, which may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company, that the Participant is or has engaged in any disqualifying activity, and as to the disqualification date, will be final and conclusive.

(a)	For purposes of this provision, the term “disqualifying activity” is defined in the Plan to include, among other activities: (i) directly or indirectly being an owner, officer, employee, advisor or consultant to a company that competes with the Company or its Subsidiaries or Affiliates to an extent deemed material by the Committee, or (ii) disclosure to third parties or misuse of any confidential information or trade secrets of the Company, its Subsidiaries or Affiliates, or (iii) any material violation of the Company’s Code of Business Conduct and Ethics or any other agreement between the Company and the Participant, or (iv) failing in any material respect to perform his or her assigned responsibilities as an Employee of the Company or its Subsidiaries, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer of the Company.

(b)	The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with the Company or any of its Subsidiaries or Affiliates will not constitute a disqualifying activity.

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(c)	The term “disqualifying date” is defined in the Plan as the earliest date as of which the Participant engaged in any disqualifying activity, as determined by the Committee.

Section 8.	Change in Control. Notwithstanding any provision in the Plan to the contrary or unless otherwise provided in a Participant’s employment agreement with the Company, upon the occurrence of a Change in Control, the Board, in its sole discretion, may take one or more of the following actions with respect to any Awards that are outstanding immediately prior to such Change in Control: (a) accelerate the vesting of all outstanding Awards such that all outstanding Awards are fully vested (effective immediately prior to such Change in Control); (b) require the successor corporation (or its parent), following a Change in Control, to assume outstanding Awards and/or to substitute such Awards with awards involving the common stock of such successor corporation (or its parent) on terms and conditions necessary to preserve the rights of Participants with respect to such Awards; or (c) take such other actions as the Board deems appropriate to preserve the rights of Participants with respect to their Awards. The judgment of the Board with respect to any matter referred to in this Section shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

Section 9.	Adjustments upon Changes in Capitalization.

9.1.	In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, (iv) the limits described in Section 5 of the Plan and (v) the grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that each adjustment shall be made in a manner that does not violate Code Section 409A and the regulations thereunder to the extent applicable.

9.2.	In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 9.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, all adjustments shall be made in a manner that does not violate Code Section 409A and the regulations thereunder to the extent applicable.

Section 10.	Termination and Amendment.

10.1.	Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if (i) such action would increase the number of shares subject to the Plan, (ii) such action would decrease the price at which Awards may be granted, or (iii) such shareholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to ensure a deduction under Section 162(m) of the Code or to avoid the additional tax described in Section 409A of the Code.

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10.2.	The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award.

10.3.	Notwithstanding anything in this Section to the contrary, any Performance Goal applicable to an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of an Award intended to satisfy the “qualified performance-based compensation” exception under Section 162(m) of the Code and the regulations thereunder.

10.4.	Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award may be repriced, replaced or regranted through cancellation without the approval of the shareholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 9.

Section 11.	No Right to Award or Employment. No Employee or Non-Employee Director shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any Subsidiary. For purposes of this Plan, a transfer of employment between the Company and its Subsidiaries shall not be deemed a termination of employment; provided, however, that individuals employed by an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of the Company or another Subsidiary as of the date of such cessation.

Section 12.	Taxes. Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the ability to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to direct the Company to withhold shares of Common Stock that would otherwise be received upon the vesting, settlement or exercise of an Award to satisfy the withholding taxes applicable to such Award. Withholding of taxes in the form of shares of Common Stock with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 13.	Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a natural person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

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Section 14.	Securities Law Requirements.

14.1.	No shares of Common Stock may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company’s Common Stock under any state or federal law, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended.

14.2.	The Committee may require, as a condition to the issuance of shares hereunder, representations, warranties and agreements to the effect that such shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act, and the rules and regulations thereunder.

Section 15.	Code Section 409A. The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day of the seventh month following such Participant’s separation from service or (ii) the tenth business day following such Participant’s death.

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Section 16.	Termination. Unless earlier terminated, the Plan shall terminate on the second anniversary of its approval by the Board, and no Awards under the Plan shall thereafter be granted.

Section 17.	Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional shares of Common Stock in cash.

Section 18.	Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee or Non-Employee Director, the Company, any Subsidiary, any Affiliate of the Company, any shareholder or any other Person.

Section 19.	Governing Law. The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

Section 20.	Effective Date. The Plan shall become effective upon the Effective Date, and no Award shall become exercisable, realizable or vested prior to the Effective Date.

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